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                                                                   Exhibit 10.13

                           MANAGING DIRECTOR AGREEMENT
                     ("Geschaftsfuhrer-Anstellungsvertrag")

                                     between

      Sapient GmbH, Speditionsstra(beta)e 5, 40221 Dusseldorf represented by Mr. Jerry A. Greenberg, as the representative of the shareholder's meeting, c/o  Sapient Corporation, 25 First Street, Cambridge, MA 02141

                  - hereinafter referred to as "the Company" -

                                       and

                             Dr. Christian Oversohl
                                c/o Sapient GmbH
                    Speditionsstra(beta)e 5, 40221 Dusseldorf
                      - hereafter the "Managing Director" -

SECTION 1 DUTIES, AUTHORITY

(1) Dr. Christian Oversohl was appointed as Managing Director ("Geschaftsfuhrer") of Sapient GmbH in late 2000. Since October 2003 he has represented the Company, having the responsibility (along with Mr. Milind Godbole) to run the Company from day to day. The shareholder(s) of the Company (hereinafter, "shareholders' meeting") reserve(s) the right to appoint further managing directors and then confer a joint right to represent the Company upon the managing directors as well as to have such joint representation registered with the company register ("Handelsregister").

(2) The Managing Director shall manage the Company in accordance with the applicable law, this Agreement, the Company's Articles of Association and, insofar as any such regulations have been adopted, management regulations. Any changes to the applicable law, the Articles of Association and/or the management regulations become automatically binding and relevant for the Managing Director's duties when they become effective.

SECTION 2 DURATION OF AGREEMENT

(1) This Managing Director's Agreement shall terminate at 30 June 2007. During the period until 30 June 2007 the Company is entitled to terminate the contract unilaterally regarding a period of notice of one (1) month prior to the end of a month. In this case the Company is obliged to pay the Managing Director the equivalent of 10 (ten) months of salaries (gross) as a severance payment becoming due at the end of the employment relationship (i.e., one month after the Company provides notice). The Company shall always be entitled to release the Managing Director from rendering further services, provided that the Managing Director's remuneration shall continue to be paid during such period

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      of suspension or release. In addition, the Managing Director shall be entitled to terminate the agreement without cause, but only if (i) he provides written notice to the Company; (ii) he presents the Company with a suitable plan for effectively and efficiently transitioning his duties and responsibilities; and (iii) he and the Company mutually agree to an appropriate termination date, such agreement not to be unreasonably withheld by the Company.

(2)   In order to be effective, the notice of termination must be in writing.

(3) Either party's right to terminate this Agreement for good cause and with immediate effect hereby remains unaffected. The Company may notably, but not exclusively, terminate this Agreement, if the Managing Director:

      (a)   breaches any of his obligations and duties under this Agreement;

      (b) is convicted of any crime involving moral turpitude, or the Managing Director enters a plea of guilty or "no contest" with respect to the foregoing;

      (c) commits an act involving fraud, misappropriation of funds, dishonesty, disloyalty, breach of fiduciary duty or other gross misconduct against the Company; or

      (d)   fails to follow the instructions of the shareholders' meeting.

(4) The shareholders' meeting shall be entitled to release the Managing Director from his duties for the period between the date on which notice to terminate was given and the effective date of termination (i.e., one month after the Company provides notice) upon further payment of his salary by the Company and taking into account possible holiday entitlements.

(5) The appointment of the Managing Director can be revoked at any time upon the passing of a shareholder resolution, but without prejudice to the Managing Director's rights for compensation resulting from this Agreement. The revocation shall be deemed to be a notice of termination of the Agreement effective on the next permissible date.

SECTION 3 WORKING HOURS, PLACE OF WORK

(1) The Managing Director undertakes to devote his full time, skill, efforts, attention and working capacity to the interests and to the business of the Company and, if required, to work in excess of the Company's regular working hours.

(2) The Managing Director shall perform his obligations under this agreement at the Company's statutory seat as well as at any other location out of which the Company performs its business activities.

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SECTION 4 ADDITIONAL ACTIVITIES

      The Managing Director agrees not to perform services for any other company during the term of this Agreement. The carrying out of other gainful employment is not permitted without the prior express and written approval of the shareholders' meeting. The Managing Director is not allowed to hold shareholdings in other companies which are direct competitors of the Company, except for companies publicly listed at any stock exchange, and then only if the holding does not exceed one percent (1%) of the other company.

SECTION 5 FINANCIAL STATEMENTS, REPORTS

(1) The Managing Director is in charge of establishing the Company's annual financial statements according to the applicable statutory provisions as set out in the German Commercial Code ("Handelsgesetzbuch"). He shall present these annual financial statements to the shareholders immediately, in no event, however, later than on March 31 of the following year.

(2) The Managing Director shall provide to any other Managing Directors or the Company any written reports of the Company's financial situation and other reports as the shareholders' meeting may from time to time require or as the Managing Director is aware to be customary within the Company's affiliates. In particular, but without limitation, such reports shall contain the following: work in progress, sales, profits and losses, personnel expenses, claims, assets, liabilities, and cash flow. The financial reports shall be submitted at the latest on the fifteenth (15th) day of the immediately following month unless any other practice has been established or turns out to have been established in this respect.

(3) The Managing Director shall be responsible for the supervision of the Company's financial situation as well as of supervising any possible insolvency of the Company. If the Managing Director becomes aware of a possible insolvency of the Company, he undertakes to notify and consult immediately with the shareholders' meeting and, if he deems appropriate, to convoke a formal meeting of the shareholders. This SECTION 5 (3) shall not be deemed to grant the Managing Director authority to convoke a formal meeting of the shareholders other than as required under applicable law for purposes of supervising any possible insolvency of the Company.

SECTION 6 INSPECTION OF THE BOOKS

      The Managing Director shall permit the shareholders or their representatives access to the books of the Company at any time.

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SECTION 7 REMUNERATION, OTHER BENEFITS

(1) The Managing Director shall receive a gross salary of Two Hundred Ten Thousand Euros (210,000.00 (euro)) per annum (retroactive to December 1,
      2004), payable in accordance with the Company's normal payroll schedule.

(2) The above-mentioned total remuneration includes compensation for all overtime work and public holidays.

(3) Furthermore, the Managing Director will be entitled to a bonus of up to a maximum of Ninety Thousand Euros (90,000.00 (euro)) per annum, which shall be earned, accrued and/or paid in accordance with the Company bonus plan then in effect for Managing Directors and/or Vice Presidents. Payment of bonuses, ex gratia payments, emoluments, premiums and other special allowances shall be discretionary. Even if such payments are made several times, they do not create any right to continue receiving them in the future.

(4) On or about July 1, 2005 the Managing Director shall receive a grant of equity (the terms of which shall be determined at that time) in Sapient Corporation equivalent to the then value of Fifteen Thousand (15,000) shares of common stock of Sapient Corporation.

(5)   The Company currently has no Company Pension Scheme.

(6) Furthermore, the Managing Director is entitled to all other benefits available to the employees of the Company.

SECTION 8 ILLNESS/SICKNESS

(1) In case of a temporary incapacity to work caused by illness or other reasons which are beyond the control of the Managing Director, the Managing Director shall continue to receive remuneration pursuant to section 7 (1) for the duration of his incapacity for a continuous period of three (3) months.

(2) To the extent such inability to carry out work is caused by an event for which the Managing Director is entitled to compensation for damages against third parties, the Managing Director hereby undertakes to assign such compensation to the Company in equal sum to the continued payment of salary. In particular cases the Managing Director is obliged to sign a written declaration of assignment.

SECTION 9 HOLIDAYS

      The Managing Director shall have an annual holiday entitlement of 28 working days, excluding weekends. The Managing Director shall agree upon the precise time of his holidays with the other managing directors.

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SECTION 10 EXPENSES

(1) In accordance with the German tax regulations, the Company shall reimburse the Managing Director for travel expenses that are properly documented, provided that the Company has previously approved the expenses.

(2) The reimbursement of other expenses shall be made in accordance with the German tax regulations in its respective valid form.

SECTION 11 COPYRIGHTS/INVENTIONS

(1) Copyrights in software and any other intellectual property rights developed by the Managing Director in fulfilment of this contract shall be vested exclusively and without limitation in the Company. The Company is entitled to assign rights of use to third parties or to grant to such third parties non-exclusive licences. The contractual salary includes consideration for the Company's rights of use. The Managing Director is not entitled to copy such software for his own use.

(2) Any Managing Director's inventions are governed by the statutory provisions of the Employee's Invention Act
      ("Arbeitnehmererfindungsgesetz") in the version applicable at the relevant date.

SECTION 12 RESTRICTIVE COVENANT, SECRECY

(1) The Managing Director shall keep strictly confidential towards third parties all confidential matters that he shall learn in his capacity as managing director during his work for the Company, in particular in relation to the balance sheets and negotiations and resolutions of the shareholders. Such obligation shall survive his withdrawal. The duty of confidentiality shall not apply to the submission of the balance sheet of the Company to banks. Moreover, the Managing Director may disclose confidential issues to any individual who is engaged in the profession of attorney, tax advisor or accountant if and to the extent this shall be necessary to protect his own equitable interest. Further releases from the duty of confidentiality may be permitted through shareholder resolution.

(2) Furthermore, the Managing Director shall be subject to a post-contractual non-competition restriction according to the Non-Competition Agreement dated October 11, 2000, attached hereto as Appendix 1 and expressly incorporated herein (the "TLG Agreement"), except that the following amendments hereby are made to the TLG Agreement:

      a. Section 1(a): The phrase "During the period ending two 2 years for partners" shall be replaced with "During the period ending one year for partners";

      b.    Section 2 (Contractual penalty) hereby is stricken in its entirety.

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SECTION 13 RETURN OF COMPANY PROPERTY

(1) Upon termination of Agreement or release according to section 2 (5) the Managing Director is obliged to immediately return to the Company all property belonging to the Company, including (but not limited to) all documents, literature, mobile phones, laptops, customer and distributor databases, sales figures, other databases, work and other equipments, report templates etc. being in his possession or which has been made available to him.

(2)   Managing Director has no right of retention.

SECTION 14 SUBSTITUTION CLAUSE

      This Agreement cancels and substitutes any previous letters of engagement, or agreements or arrangements, whether oral or in writing, relating to the subject matter hereof between the Company and the Managing Director. Any other agreements and arrangements are deemed to be terminated by mutual consent; in particular the undated employment contract between Sapient AG and the Managing Director ("Anstellungsvertrag"), attached hereto as Appendix 2, except the following amendments to this employment contract:

      -     Vereinbarung uber Vertraulichkeit, erfindungen und Nutzungsrechte

      -     Einwilligung zur Nutzung elektronischer Kommunikationsmittel

      - Einwilligung zur erhebung, Verarbeitung und Nutzung personenbezogener Daten

      The aforementioned amendments will be effective just as they were. They are enclosed as Appendix 2 a-c (respectively).

SECTION 15 FINAL PROVISIONS

(1) Amendments or modifications to this Agreement are not valid unless made in writing. There are no oral agreements supplementing this contract.

(2) Should any provision of this Agreement be or become invalid in whole or in part, the validity of the remaining provisions of this Agreement shall not be affected hereby, provided that the remaining provisions do not contravene the principles of good faith. Should any provisions of this Agreement prove invalid, the parties shall be bound to agree to replace the invalid provision by means of interpretation or of amendment of this Agreement by a provision pursuing the same or as close as possible an economic and legal purpose as the invalid provision.

(3) This Agreement shall be governed by interpreted and enforced in accordance with the laws of the Federal Republic of Germany. The non-exclusive place of performance under this Agreement shall be Dusseldorf.

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(4)   The Managing Director assures that he does not breach any other agreements by signing this agreement and that he is not restricted from signing this agreement.

(5) Both parties herewith confirm the receipt of an original of this Agreement executed by both parties.

Place: Cambridge/Dusseldorf                           Date: __04___ January 2005

/s/ Jerry A. Greenberg                                /s/ Christian Oversohl
-----------------------------                         -------------------------
Jerry A. Greenberg                                    Dr. Christian Oversohl
Co-CEO, Co-Chairman                                   Managing Director
Sapient Corporation